                                 UNITED STATES

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                 SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO. ONE)*

                                LHS Group Inc.
-------------------------------------------------------------------------------
                               (Name of Issuer)

                                 COMMON STOCK
-------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  501938 10 4
                ----------------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 4 pages

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  CUSIP NO. 501938 10 4               13G                PAGE 2 OF 4 PAGES
-----------------------                                  ---------------------

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      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              MANFRED HELLWIG  (SOCIAL SECURITY NUMBER: N/A)
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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a)
                                                                (b)

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      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      GERMANY

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                  -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                  1,214,900

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
              1,214,900

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
              4.8%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
              IN

------------------------------------------------------------------------------

                               Page 2 of 4 pages

ITEM 1.

   (a)  Name of Issuer:  LHS GROUP INC.

   (b)  Address of Issuer's Principal Executive Offices:

        SIX CONCOURSE PARKWAY, SUITE 2700, ATLANTA, GEORGIA 30328

ITEM 2.

   (a)  Name of Person Filing

        MANFRED HELLWIG

   (b)  Address of Principal Business Office or, if none, Residence

        STEUERBERATUNGSGESELLSCHAFT MBH, MARIENBADER PLATZ 18, 61348 BAD HOMBURG V.D.H., GERMANY

   (c)  Citizenship

        GERMANY

   (d)  Title of Class of Securities

        COMMON STOCK

   (e)  CUSIP Number

        501938 10 4

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

   (a)    Broker or Dealer registered under Section 15 of the Act

   (b)    Bank as defined in section 3(a)(6) of the Act

   (c)    Insurance Company as defined in section 3(a)(19) of the act

   (d)    Investment Company registered under section 8 of the Investment
          Company Act

   (e) Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

   (f) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see (S) 240.13d-1(b)(1)(ii)(F)

   (g) Parent Holding Company, in accordance with (S) 240.13d-1(b)(ii)(G) (Note: See Item 7)

   (h)    Group, in accordance with (S) 240.13d-1(b)(1)(ii)(H)

ITEM 4.  OWNERSHIP

   (a)  Amount Beneficially Owned

          1,214,900

   (b)  Percent of Class

          4.8%

   (c)  Number of shares as to which such person has:

        (i)    sole power to vote or to direct the vote

               -0-

        (ii)   shared power to vote or to direct the vote

               -0-

        (iii)  sole power to dispose or to direct the disposition of

               1,214,900

        (iv)   shared power to dispose or to direct the disposition of

               -0-

                               Page 3 of 4 pages

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following X
                                                         -

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         RESPONSE:  NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         RESPONSE:  NOT APPLICABLE

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         RESPONSE:  NOT APPLICABLE

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         RESPONSE:  NOT APPLICABLE

ITEM 10. CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                December 19, 1997
                                                -----------------
                                                      Date

                                              /s/ Manfred Hellwig
                                              -------------------
                                                   Signature

                                               Manfred Hellwig

                                     ______________________________________
                                                 Name/Title

                               Page 4 of 4 pages